UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 16, 2022

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.60 par value	CWCO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 16, 2022, Cayman Water Company Limited (“Cayman Water”), a wholly-owned subsidiary of Consolidated Water Co. Ltd. (the “Company), entered into an agreement (the “Credit Agreement”) with Scotiabank & Trust (Cayman) Ltd. (the “Bank”), which Credit Agreement provides for the Bank to extend to Cayman Water a credit facility in an aggregate principal amount of up to USD $10.0 million (the “Credit Facility”). The Credit Facility is to be used by Cayman Water for general working capital purposes.

The Credit Facility matures two years following the date of the initial advance (the “Maturity Date”). All amounts outstanding under the Credit Facility will be due and payable upon the earlier of the Maturity Date, demand from the Bank or the acceleration of the Credit Facility upon an event of default.

The principal balance of the Credit Facility will bear interest at a rate of 2.0% plus the secured overnight financing rate (“SOFR”) as determined by the SOFR Administrator for a one-month period on the day that is two days prior to the first day of the interest period. All interest calculations will be made on the basis of a year consisting of 360 days. So long as the Bank has not demanded repayment, interest will be payable on a monthly basis, commencing 1-month from the initial advance, with the outstanding balance due on the Maturity Date, unless the Bank agrees to renew the Credit Facility for an additional period.

Cayman Water’s obligations are secured by a first priority lien on all its fixed and floating assets and an assignment of insurance proceeds with respect to its fixed assets. Further, the Company has guaranteed the repayment of all of Cayman Water’s present and future debts and liabilities owed to the Bank.

The Credit Agreement requires Cayman Water to meet two financial covenants, specifically (a) a minimum ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to all principal and interest payments due to the Bank, and capital lease payments, if any, of 1.25:1.00, and (b) a maximum ratio of total debt to EBITDA of 2.50:1.00.

The Credit Agreement includes customary affirmative covenants for a transaction of this nature, including, among other things, covenants relating to (a) maintenance and inspection of books and records, (b) delivery of financial statements and other information, (c) preservation of corporate existence and operations, (d) payment of taxes, (e) compliance with laws, (f) conduct of business, and (g) maintenance of insurance. The Credit Agreement also contains customary negative covenants for a transaction of this nature, including, among other things, covenants relating to (i) use of proceeds, (ii) debt, (iii) liens, (iv) mergers and consolidations, (v) change in ownership, and (vi) sale of assets.

The Credit Agreement provides for events of default customary for loans of this type (subject to certain grace periods, to the extent applicable), including but not limited to (a) nonpayment, (b) breach of covenants, (c) inaccuracy of the representations or warranties in any material respect, (d) bankruptcy or insolvency, (e) defaults under material agreements, and (f) the invalidity or unenforceability of the Credit Agreement or related documents. If an event of default occurs, the Bank may accelerate Cayman Water’s payment of all obligations, and terminate the Bank’s commitments, under the Credit Agreement and exercise the Bank’s security interests in the collateral.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Credit Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Credit Agreement, and not to provide investors with any other factual information regarding the Company, Cayman Water or their businesses, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Title

10.1	Credit Agreement dated September 16, 2022 between Cayman Water Company Limited and Scotiabank & Trust (Cayman) Ltd.
10.2	Letter dated September 16, 2022 from Scotiabank & Trust (Cayman) Ltd. to Cayman Water Company Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

	By:	/s/ David W. Sasnett
	Name:	David W. Sasnett
	Title:	Executive Vice President & Chief Financial Officer

Date: September 20, 2022

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